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Exhibit 2.2






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                              PURCHASE AGREEMENT

                                     FOR

                             MEMBERSHIP INTERESTS

                                      OF

                           PROLER STEELWORKS L.L.C.



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                              PURCHASE AGREEMENT

     This Purchase Agreement (this "Agreement") is entered into effective as of August __, 1997, by and among Metal Management, Inc., a Delaware corporation ("MTLM"), Proler Steelworks L.L.C., a Delaware limited liability company ("Proler") and the Proler members ("the Members"). Certain other capitalized terms used herein are defined in Article X or elsewhere throughout this Agreement.


                                   RECITALS

     A. The Members own, and until the Closing (as defined herein) will own, all of the issued and outstanding membership interests in Proler, hereinafter referred to as the "Membership Interests".

     B. MTLM has determined it is in its best interests to purchase and the Members have determined it is in their best interests to sell the Membership Interests upon the terms and subject to the conditions set forth in this Agreement.


                              TERMS OF AGREEMENT

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I

                  PURCHASE AND SALE OF PURCHASED SECURITIES

     1.1 PURCHASE AND SALE OF PURCHASED SECURITIES. Subject to the terms and conditions of this Agreement, at the Closing Date, MTLM agrees to purchase from the Members and each Member agrees to sell, transfer and convey to MTLM, the Membership Interests.

     1.2 PURCHASE PRICE. The aggregate purchase price for the Membership Interests consists of the following:

         (a) $2.0 million payable by certified check or wire transfer of immediately available funds to the Members at Closing; and

         (b) $400,000 represented by MTLM's promissory notes (the "Purchase Notes") in the form of Exhibit A attached hereto and made a part hereof.



     Attached hereto as Exhibit B and made a part hereof is a schedule signed by each of the Members indicating the portion of the Purchase Price for the Membership Interests to be paid to each Member (the "Purchase Price Allocation"). The Purchase Price Allocation shall be the final


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and binding allocation of the purchase price for the Member among the
Members, and MTLM shall pay the purchase price set forth in this Section 1.2 in accordance with the Purchase Price Allocation.

     1.3 THE CLOSING. The Closing of the purchase and sale of the Membership Interests (the "Closing") shall take place as promptly as practicable (and in any event within five business days) after satisfaction or waiver of the conditions set forth in Articles VI and VII (the "Closing Date"), at the offices of MTLM's counsel in Houston, Texas, or such other place as the parties may otherwise agree.


                                  ARTICLE II

                        REPRESENTATIONS AND WARRANTIES
                                   OF MTLM

     As a material inducement to Proler and the Members to enter into this Agreement and to consummate the transactions contemplated hereby, MTLM makes the following representations and warranties to Proler and the Members:

     2.1 CORPORATE STATUS. MTLM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     2.2 CORPORATE POWER AND AUTHORITY. MTLM has, or will have at the time of Closing, the corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. MTLM has, or will have at the time of Closing, taken all action necessary to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

     2.3 ENFORCEABILITY. This Agreement has been, or will have been at the time of Closing, duly executed and delivered by MTLM and constitutes a legal, valid and binding obligation of MTLM, enforceable against MTLM in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 NO COMMISSIONS. MTLM has incurred no obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.


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                                 ARTICLE III

                        REPRESENTATIONS AND WARRANTIES
                          OF THE MEMBERS AND PROLER

     As a material inducement to MTLM to enter into this Agreement and to consummate the transactions contemplated hereby, each of the Members and Proler hereby jointly and severally make the following representations and warranties to MTLM; provided, however, that with respect to the representations and warranties set forth in Sections 3.6 through 3.18 (except Sections 3.14(a)(i) and 3.15(a)) and Sections 3.20 through 3.32 such representations and warranties are made only to the extent of the Members' Knowledge.

     3.1 LIMITED LIABILITY COMPANY STATUS. Proler is a limited liability company under the laws of the State of Delaware. Proler has the requisite power and authority to own or lease its property and to carry on its business as now being conducted. Proler is legally qualified to transact business in all jurisdictions where the nature of its property and the conduct of its business requires such qualification (all of which jurisdictions are listed on Schedule 3.1) and is in good standing in each of the jurisdictions in which it is so qualified, except where the failure to be so qualified would not have a Material Adverse Effect on Proler. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Proler.

     3.2 POWER AND AUTHORITY. Proler and each of the Members has the power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. Proler has taken all action necessary to authorize the execution and delivery of this Agreement, the performance of its respective obligations hereunder and the consummation of the transactions contemplated hereby. Each of the Members is a resident of the State of Texas and has the requisite competence to execute and deliver this Agreement and to perform his obligations hereunder and to consummate the transactions contemplated hereby.

     3.3 ENFORCEABILITY. This Agreement has been duly executed and delivered by Proler and each of the Members and constitutes the legal, valid and binding obligation of each of them, enforceable against them in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 CAPITALIZATION. Schedule 3.4 sets forth the outstanding Membership Interests. No preemptive rights or rights of first refusal exist with respect to the Membership Interests and no such rights arise by virtue of or in connection with the transactions contemplated hereby. There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the Membership Interests. Proler is not obligated to redeem or otherwise acquire any of its outstanding Membership Interests.


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     3.5 MEMBERS OF PROLER.  Schedule 3.5 sets forth, with respect to Proler,
(i) the name, address and federal taxpayer identification number of, and the number of outstanding Membership Interests owned by, each Member as of the close of business on the date of this Agreement; and (ii) the name, address and federal taxpayer identification number of, and number of Membership Interests beneficially owned by, each beneficial owner of outstanding shares of capital stock or Membership Interests (to the extent that record and beneficial ownership is different). The Members are the holders of all issued and outstanding Membership Interests, and the Members own such Membership Interests as set forth on Schedule 3.5, free and clear of all Liens, restrictions and claims of any kind, except as set forth on Schedule 3.5.

     3.6 NO VIOLATION. Except as set forth on Schedule 3.6 and any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the "HSR Act"), the execution and delivery of this Agreement by Proler and the Members, the performance by each of them of their respective obligations hereunder and the consummation by them of the transactions contemplated by this Agreement will not (i) contravene any provision of the articles of formation or operating agreement of Proler, (ii) violate any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Proler or the Members; (iii) result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Proler or the Members, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Proler, or (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, except any SEC and other filings required to be made by MTLM.

     3.7 RECORDS. The copies of the respective articles of formation and regulations of Proler which were or will be provided to MTLM are true and complete and reflect all amendments made through the date of this Agreement. The minute books for Proler made available to MTLM for review were true and complete as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all actions of the Members and Managers (and any committees thereof) of Proler taken by written consent or at a meeting since formation. All material actions taken by Proler have been duly authorized or ratified. All accounts, books, ledgers and official and other records of Proler have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein. The ledgers of Proler, as previously made available to MTLM, contain accurate and complete records of all issuances, transfers and cancellations of Membership Interests of Proler.


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     3.8 SUBSIDIARIES.  Except as set forth on Schedule 3.8, Proler does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity. Except as set forth on Schedule 3.8, Proler does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, arising from its interest in the entities set forth on such schedule.

     3.9 FINANCIAL STATEMENTS. The Members have delivered to MTLM (i) the combined financial statements of Proler as of December 31, 1996, including the notes thereto, audited by Price Waterhouse LLP and (ii) the March 31, 1997 unaudited consolidated financial statements without footnotes, which are subject to year-end adjustment, of Proler (collectively, the "Financial Statements"), copies of which are attached as Schedule 3.9 hereto. The balance sheet dated as of March 31, 1997 included in the Financial Statements is referred to herein as the "Current Balance Sheet". The Financial Statements fairly present the financial condition of Proler at each of the balance sheet dates and the results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied for the periods indicated. The Financial Statements of Proler fairly reflect the transactions, properties, assets and liabilities of Proler in accordance with GAAP consistently applied throughout the periods indicated. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

     3.10 CHANGES SINCE THE CURRENT BALANCE SHEET DATE. Except as disclosed in Schedule 3.10, since the date of the Current Balance Sheet, Proler has not
(i) issued any Membership Interests or other securities; (ii) made any distribution of or with respect to its Membership Interests or other securities or purchased or redeemed any of its securities; (iii) paid any bonus to or increased the rate of compensation of any of its managers or salaried employees or amended any other terms of employment of such persons; (iv) sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practice; (v) made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practice; (vi) made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practice; (vii) incurred any obligations or liabilities (including any indebtedness) or entered into any transaction or series of transactions involving in excess of $25,000 in the aggregate out of the ordinary course of business, except for this Agreement and the transactions contemplated hereby; (viii) suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of $25,000 in the aggregate; (ix) suffered any extraordinary losses (whether or not covered by insurance); (x) waived, canceled, compromised or released any rights having a value in excess of $25,000 in the aggregate; (xi) made or adopted any change in its accounting practice or policies; (xii) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practice; (xiii) entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practice; (xiv) entered into any employment agreement; (xv) terminated, amended or modified any agreement involving an amount in excess of $25,000; (xvi) imposed any security interest or other Lien on any of its assets other than in the ordinary course of business consistent with past practice; (xvii) delayed paying any account payable which is due and payable except to the extent being contested in good faith and except in the ordinary course of its business; (xviii) made or pledged any charitable contribution other than


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in the ordinary course of business consistent with past practice; (xix)
entered into any other transaction or been subject to any event which has or may have a Material Adverse Effect on Proler; or (xx) agreed to do any of the foregoing.

     3.11 LIABILITIES. Except as set forth on Schedule 3.11, Proler does not have any liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (i) to the extent reflected or taken into account in the Current Balance Sheet or any notes thereto and not heretofore paid, discharged or otherwise satisfied, (ii) to the extent specifically set forth in or incorporated by express reference in any of the Schedules attached hereto,
(iii) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Current Balance Sheet (none of which relates to a breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (iv) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (v) liabilities incurred in the ordinary course of business prior to the date of the Current Balance Sheet which, in accordance with GAAP consistently applied, were not recorded thereon. The combined net worth of Proler and Proler Southwest, Inc. will be no less than $1,000,000 as of the Closing Date.

     3.12 LITIGATION. Except as set forth on Schedule 3.12, there is no action, suit, or other legal or administrative proceeding or governmental investigation, pending or, to the Knowledge of Proler, threatened against, by or affecting Proler or any of its properties or assets, or the Members, or which question the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no reasonable basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which Proler is or was a party which have not been complied with in full or which continue to impose any material obligations on Proler.

     3.13 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 3.13 to the Knowledge of Proler and the Members:

           (a) Proler is in material compliance with all Environmental, Health and Safety Laws, including, without limitation, Environmental, Health and Safety Laws with respect to discharges into the ground water, surface water and soil, emissions into the ambient air, and generation, accumulation, storage, treatment, transportation, transfer, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of Hazardous Substances (as defined herein), or other Waste. Proler is not currently liable for any penalties, fines or forfeitures for failure to comply with any Environmental, Health and Safety Laws. Proler is in material compliance with all required notice, record keeping and reporting requirements of all Environmental, Health and Safety Laws, and has complied with all informational requests or demands arising under the Environmental, Health and Safety Laws.


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           (b) Proler has obtained, or caused to be obtained, and, is in material compliance with, all licenses, certificates, permits, approvals and registrations (collectively "Licenses") required by the Environmental, Health and Safety Laws for the ownership of its properties and assets and the operation of its business as presently conducted, including, without limitation, all air emission, water discharge, water use and solid waste, hazardous waste and other Waste generation, transportation, transfer, storage, treatment or disposal Licenses, and Proler is in material compliance with all the terms, conditions and requirements of such Licenses, and copies of such Licenses have been made available to MTLM. There are no administrative or judicial investigations, notices, claims or other proceedings pending or threatened by any Governmental Authority or third parties against Proler, its business, operations, properties, or assets, which question the validity or entitlement of Proler to any License required by the Environmental, Health and Safety Laws for the ownership of each of the respective properties and assets of Proler and the operation of its respective business or wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect on Proler.

           (c) Proler has not received and is not aware of any non-compliance order, warning letter, investigation, notice of violation, claim, suit, action, judgment, or administrative or judicial proceeding pending or threatened against or involving Proler, its business, operations, properties, or assets, issued by any Governmental Authority or third party with respect to any Environmental, Health and Safety Laws in connection with the ownership of its properties or assets or the operation of its business, which has not been resolved to the satisfaction of the issuing Governmental Authority or third party, or which could have a Material Adverse Effect on Proler.

           (d) Proler is in compliance with, and is not in breach of or default under any applicable writ, order, judgment, injunction, governmental communication or decree issued pursuant to the Environmental, Health and Safety Laws and no event has occurred or is continuing which, with the passage of time or the giving of notice or both, would constitute such non-compliance, breach or default thereunder, or affect the Owned Properties or Leased Premises.

           (e) Proler has not generated, manufactured, used, transported, transferred, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed, nor has it arranged for any third parties to generate, manufacture, use, transport, transfer, store, handle, treat, spill, leak, dump, discharge, release or dispose of, Hazardous Substances or other waste in an amount so as to require remedial efforts to or at any location other than a site permitted to receive such Hazardous Substances or other waste, nor has it performed, arranged for such generation, manufacture, use, transportation, transfer, storage, treatment, spillage, leakage, dumping, discharge, release or disposal in material contravention of any Environmental, Health and Safety Laws. Proler has not generated, manufactured, used, stored, handled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to generate, manufacture, use, store, handle, treat, spill, leak, dump, discharge, release or dispose of, any material quantities of Hazardous Substances or other waste upon property currently or previously owned or leased by it, except in compliance with


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      Environmental, Health and Safety Laws.  For purposes of this Section
      3.13, the term "Hazardous Substances" shall include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, metals, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires remediation under any Environmental, Health and Safety Laws in effect on the Closing Date, including, without limitation, the United States Department of Transportation Table (49 CFR 172, 101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302) and any amendments thereto; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. Section 9601, et seq. (hereinafter collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (hereinafter, collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. Section 7401-7642); Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of
      SARA) ("EPCRA"); the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. Section 651, et seq. ("OSHA"); any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been or shall be determined or interpreted at any time by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree. For purposes of this Section 3.13, the term "Waste" shall include toxic agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash; provided, however, the term "Waste" shall not include scrap metal.

           (f) Proler has not caused a Release or Discharge of any material quantity of Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto except in compliance with the Environmental, Health and Safety Laws. There has not occurred, nor is there presently occurring, a Release or Discharge, or threatened Release or Discharge, of any Hazardous Substance on, into or beneath the surface of any parcel of the Owned Properties or the Leased Premises or to any properties adjacent thereto. For purposes of this Section, the terms "Release" and "Discharge" shall have the meanings given them in the Environmental, Health and Safety Laws.

           (g) Proler has not generated, handled, manufactured, treated, stored, used, shipped, transported, transferred, or disposed of, nor has it allowed or arranged, by contract, agreement or otherwise, for any third parties to generate, handle, manufacture, treat, store, use, ship, transport, transfer or dispose of, any material quantity of Hazardous Substance or


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      other Waste to or at a site which, pursuant to CERCLA or any similar state law (i) has been placed on the National Priorities List or its state equivalent; or (ii) the Environmental Protection Agency or the relevant state agency has notified Proler that it has proposed or is proposing to place on the National Priorities List or its state equivalent. Neither Proler nor the Members have received notice or have Knowledge of any facts which could give rise to any notice, that Proler is a potentially responsible party for a federal or state environmental cleanup site or for corrective action under CERCLA, RCRA or any other applicable Environmental Health and Safety Laws. Proler has not submitted nor was required to submit any notice pursuant to Section 103(c) of CERCLA with respect to the Leased Premises or the Owned Properties. Proler has not received any written or, to the Knowledge of Proler, oral request for information in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where Proler has transported, transferred or disposed of other Wastes. Proler has not been required to and has not undertaken any response or remedial actions or clean-up actions at the request of any Governmental Authorities or at the request of any other third party. Proler does not have any material liability under any Environmental, Health and Safety Laws for personal injury, property damage, natural resource damage, or clean up obligations.

           (h) Except as set forth on Schedule 3.13, Proler does not have any Aboveground Storage Tanks or Underground Storage Tanks. For purposes of this Section 3.13, the terms "Aboveground Storage Tanks" and "Underground Storage Tanks" shall have the meanings given them in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree, as in effect as of the Closing Date, governing Aboveground Storage Tanks or Underground Storage Tanks.

           (i) The following have been made available to MTLM regardless of their materiality, (i) all environmental audits, assessments or occupational health studies of which Proler is aware undertaken by Proler or their agents, or by the Members, or by any Governmental Authority, or by any third party, relating to Proler or any of the Leased Premises or the Owned Properties; (ii) the results of which Proler is aware of any ground, water, soil, air or asbestos monitoring undertaken by Proler or its agents, or by the Members, or by any Governmental Authority, or by any third party, relating to Proler or any of the Leased Premises or the Owned Properties; (iii) all written communications between any of Proler and any Governmental Authority arising under or related to Environmental, Health and Safety Laws; and (iv) all citations issued under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting Proler or any of the Leased Premises or the Owned Properties.

           (j) Schedule 3.13 contains a list of the assets of Proler which contain "asbestos" or "asbestos-containing material" (as such terms are identified under the Environmental, Health and Safety Laws). Except as set forth in Schedule 3.13, Proler has operated and continues to operate in material compliance with all Environmental, Health and Safety Laws governing the handling, use and exposure to and disposal of asbestos or asbestos-containing materials. Except as set forth in Schedule 3.13, there are no claims, actions, suits, governmental investigations or proceedings before any Governmental Authority or third


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

      party pending, or threatened against or directly affecting Proler or any of its assets or operations relating to the use, handling or exposure to and disposal of asbestos or asbestos-containing materials in connection with their assets and operations.

           (k) As used in this Agreement, "Environmental, Health and Safety Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, as in effect on the Closing Date, any of which govern or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA and OSHA.

           (l) Schedule 3.13 identifies the operations and activities, and locations thereof, which have been conducted and are being conducted by Proler on any of the Owned Properties or the Leased Premises which have involved the generation, accumulation, storage, treatment, transportation, labeling, handling, manufacturing, use, spilling, leaking, dumping, discharging, release or disposal of any material quantities of Hazardous Substances.

           (m) Schedule 3.13 identifies the locations to which Proler has transferred, transported, hauled, moved, or disposed of Waste over the past five years and the types and volumes of Hazardous Substances transferred, transported, hauled, moved, or disposed of to each such location.

           (n) None of the Owned Properties or Leased Properties presently includes, or has been constructed upon, any "wetlands" as defined under applicable Environmental, Health and Safety Laws.

           (o) As used in this Section 3.13, the term "Companies" is deemed to refer to Proler or any of its subsidiaries, predecessors-in-interest and other entities in which Proler has an ownership interest.

           (p) As used in Section 3.13(f) and (l), the terms "Owned Properties" and "Leased Properties" are deemed to also refer to any properties previously owned or leased by Proler.

      3.14 REAL ESTATE.

           (a) Proler does not own any real property or any interest therein except as set forth on Schedule 3.14(a) (the "Owned Properties"), which Schedule sets forth the location and size of, and principal improvements and buildings on, the Owned Properties. Except as set forth on Schedule 3.14(a), with respect to each such parcel of Owned Property:

                 (i) Proler has good and indefeasible title to each parcel of its Owned Property, free and clear of any Lien other than (x) liens for real estate taxes not yet due and payable; (y) recorded easements, covenants, and other restrictions which do not impair the current use, occupancy or value of the property subject thereto, and (z) encumbrances and restrictions described in the title insurance policies and/or survey listed on Schedule 3.14(a), all of which policies have been previously delivered to MTLM.

                 (ii) there are no pending or, to the Knowledge of Proler,
            threatened condemnation proceedings, suits or administrative actions relating to the Owned Properties or other matters affecting adversely the current use, occupancy or value thereof;

                 (iii) except as set forth on Schedule 3.14(a), the legal
            descriptions for the parcels of Owned Property contained in the deeds thereof describe such parcels fully and adequately; the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, local comprehensive plan provisions, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), building code requirements, permits, licenses or other forms of approval by any Governmental Authority, and do not encroach on any easement which may burden the land;

                 (iv) all facilities have received all approvals of
            Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in material compliance with applicable laws, ordinances, rules and regulations;

                 (v) there are no Contracts granting to any party or parties the right of use or occupancy of any portion of the parcels of Owned Property, except as set forth on Schedule 3.14(a);

                 (vi) there are no outstanding options or rights of first
            refusal to purchase the parcels of Owned Property, or any portion thereof or interest therein;

                 (vii) there are no parties (other than the Proler Companies)
            in possession of the parcels of Owned Property, other than tenants under any leases disclosed in Schedule 3.14(a) who are in possession of space to which they are entitled;

                 (viii) all facilities located on the parcels of Owned Property are supplied with utilities and other services necessary for the operation of such facilities;

                 (ix) each parcel of Owned Property abuts on and has direct vehicular access to a public road, or has access to a public road;

                 (x) all improvements and buildings on the Owned Property are in good repair and adequate for the use of such Owned Property in the manner in which presently used; and

                 (xi) there are no material service contracts, management
            agreements or similar agreements which affect the parcels of Owned Property, except as set forth on Schedule 3.14(a).

            (b) There are no material leases, licenses or similar agreements ("Leases") to which Proler is a party.

      3.15 GOOD TITLE TO AND CONDITION OF ASSETS.

            (a) Except as set forth on Schedule 3.15, Proler has good and marketable title to all of its Assets, free and clear of any Liens or restrictions on use. For purposes of this Agreement, the term "Assets" means all of the properties and assets owned by Proler, other than the Owned Properties and the Leased Premises, whether personal or mixed, tangible or intangible, wherever located.

            (b) The Fixed Assets currently in use for the business and operations of Proler are in good operating condition, normal wear and tear excepted and have been maintained in accordance with sound industry practices. For purposes of this Agreement, the term "Fixed Assets" means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned by Proler or set forth on the Current Balance Sheet or acquired by Proler since the date of the Current Balance Sheet.

      3.16  COMPLIANCE WITH LAWS.

            (a) Proler is in material compliance with all laws, regulations and orders applicable to it, its respective business and operations (as conducted by it now and in the past), the Assets, the Owned Properties and the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past). Except as set forth on Schedule 3.16, Proler has not been cited, fined or otherwise notified of any asserted past or current material failure to comply with any laws, regulations or orders and no proceeding with respect to any such material violation is pending or, to Proler's Knowledge, threatened.

            (b) Proler has not made any payment of funds in connection with its business which is prohibited by law, and no funds have been set aside to be used in connection with its business for any payment prohibited by law.

           (c) Proler has complied with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"). With respect to each Employee (as defined in 8 C.F.R. 274a.1(f)) of Proler for whom compliance with the Immigration Act as employer is required, Proler has on file a true, accurate and complete copy of (i) each Employee's Form I-9 (Employment Eligibility Verification Form) and
      (ii) all other records, documents or other papers prepared, procured and/or retained by Proler pursuant to the Immigration Act. Proler has not been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor has any action or administrative proceeding been initiated or, to the knowledge of Proler, threatened against it, by the Immigration and Naturalization Service by reason of any actual or alleged failure to comply with the Immigration Act.

           (d) Except as fully described on Schedule 3.16, Proler is not subject to any Contract, decree or injunction which restricts the continued operation of any business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

      3.17 LABOR AND EMPLOYMENT MATTERS. Schedule 3.17 sets forth the name, address, social security number and current rate of compensation of each of the employees of Proler. Proler is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there have been no efforts by any labor union during the 24 months prior to the date hereof to organize any employees of any of the Proler Companies into one or more collective bargaining units. There is no pending or, to Proler's Knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of Proler which may interfere with its continued operations. Proler has not within the last 24 months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to Proler's Knowledge, threatened charge or complaint against any of the Proler Companies by or with the National Labor Relations Board or any representative thereof. There has been no strike, walkout or work stoppage involving any of the employees of any of the Proler Companies during the 24 months prior to the date hereof. The Members have no Knowledge that any executive or key employee or group of employees has any plans to terminate his, her or their employment with Proler as a result of this Agreement or otherwise. There are no contracts, agreements or plans of the following nature, whether formal or informal, and whether or not in writing, to which Proler is a party or under which it has an obligation: (i) employment agreements, (ii) noncompetition agreements, and (iii) consulting agreements. Proler has complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act and the Worker Adjustment and Retraining Notification Act of 1988, as in effect on the Closing Date.

      3.18 EMPLOYEE BENEFIT PLANS.

           (a) Employee Benefit Plans. Schedule 3.18 contains a list setting forth each employee benefit plan or arrangement of Proler, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in

      Section 3(37) of ERISA, employee welfare benefit plans, as defined in
      Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which employees, their spouses or dependents, of Proler participate ("Employee Benefit Plans") (true and accurate copies of which, together with the most recent annual reports on Form 5500 and summary plan descriptions with respect thereto, were made available to MTLM).

            (b) Compliance with Law.  With respect to each Employee Benefit Plan
      (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Internal Revenue Code of 1986, as amended (the "Code");
      (ii) no actions, suits, claims or disputes are pending, or threatened;
      (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) to the Knowledge of Proler, there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (v) all material reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code.

            (c) Qualified Plans. With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) (i) the Internal Revenue Service has issued a favorable determination opinion letter, true and correct copies of which have been made available to MTLM, that such plans are qualified and exempt from federal income taxes; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) all contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Current Balance Sheet or are disclosed on Schedule
      3.18; and (iv) no such plan is subject to Code Sections 312 or 380 of Title IV of ERISA.

            (d) Welfare Plans. Other than as disclosed in Schedule 3.18, (i) Proler is not obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA ("Welfare Plan"), whether or not disclosed in Schedule 3.18, to provide medical or death benefits with respect to any employee or former employee of Proler, or its predecessors after termination of employment; (ii) each of the Proler Companies has complied with the notice and continuation coverage requirements of
      Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open by consent or otherwise, a group health plan within the meaning of
      Section 5000(b)(1) of the

      Code, and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan. The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual.

            (e) Controlled Group Liability. Neither Proler, nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o):
      (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or expected to result) in liability to the Pension Benefit Guaranty Corporation ("PBGC"), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits); (ii) has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any employee benefit plan; (iii) has failed to pay premiums to the PBGC when due; (iv) is subject to (or expected to be subject to) an excise tax under Code Section 4971; or (v) has engaged in any transaction which would give rise to liability under
      Section 4069 or Section 4212(c) of ERISA.

            (f) Other Liabilities. Except as set forth on Schedule 3.18 for the listed plans, (i) none of the Employee Benefit Plans obligates Proler to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change of control" (as such term is defined in Section 280G of the Code), (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Current Balance Sheet or will be properly accrued on the books and records of Proler as of the Closing Date, and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Current Balance Sheet or the books and records of Proler.

      3.19 TAX MATTERS. There are no Tax Returns required to be filed prior to the date hereof with respect to Proler, or any of its income, properties, franchises or operations have been filed, each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and complete in all respects. All Taxes due and payable by or with respect to Proler, whether or not reflected on the Tax Returns, have been paid or accrued on the Current Balance Sheet or will be accrued on its books and records as of the Closing. With respect to any open tax year: (i) no taxable period has been audited by the relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority; (iii) Proler has not consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) Proler has not requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or, to the Knowledge of Proler, threatened against or with respect to Proler regarding Taxes; (vi) Proler has not made an election or filed a consent under
Section 341(f) of the Code (or any corresponding provision of state, local or foreign law) on or prior to the Closing Date; (vii) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Proler, (viii) Proler will not be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment under Section 481(c) of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the Closing Date or
(B) as a result of any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the Closing Date; (ix) Proler is not a party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other Person with respect to Taxes; (x) there is no basis for any assessment, deficiency notice, 30-day letter or similar notice with respect to any Tax to be issued to Proler with respect to any period on or before the Closing Date; (xi) Proler has not made any payments, and is or will not become obligated (under any contract entered into on or before the Closing Date) to make any payments, that will be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign law); (xii) Proler has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (or any corresponding provision of state, local or foreign law) during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code (or any corresponding provision of state, local or foreign law);
(xiii) no claim has ever been made by a taxing authority in a jurisdiction where Proler does not file Tax Returns that is or may be subject to Taxes assessed by such jurisdiction; and (xiv) Proler does not have any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country; (xv) true and complete copies of all income and sales Tax Returns filed by or with respect to Proler for the past two years has been made available to MTLM; (xvi) Proler will not be subject to any Taxes for the period ending at the Closing Date for any period for which a Tax Return has not been filed imposed pursuant to
Section 1374 or Section 1375 of the Code (or any corresponding provision of state, local or foreign law); and (xvii) to the Knowledge of Proler, no sales or use tax or property transfer tax (other than sales tax on aircraft, boats, mobile homes and motor vehicles), non-recurring intangibles tax, documentary stamp tax or other excise tax (or comparable tax imposed by any Governmental Authority) will be payable by Proler by virtue of the transactions contemplated in this Agreement.

     3.20 INSURANCE. Proler is covered by valid, outstanding and enforceable policies of insurance issued to it by insurers covering its properties, assets and business (the "Insurance Policies"). Such Insurance Policies are in full force and effect, and all premiums due thereon have been paid. As of the Closing Date each of the Insurance Policies will be in full force and effect. None of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement. Proler has complied with the provisions of such Insurance Policies. Schedule 3.20 contains (i) a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been made available to MTLM) and (ii) a detailed description of each pending claim under any of the Insurance Policies for an amount in excess of $5,000 that relates to loss or damage to the properties, assets or business of Proler. Proler has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

     3.21 RECEIVABLES. All of the Receivables represent bona fide transactions and arose in the ordinary course of business of Proler. All of the Receivables are good and collectible receivables, and will be collected in full in accordance with the terms of such receivables (and in any event within six months following the Closing), without set off or counterclaims, subject to the allowance for doubtful accounts, if any, set forth on the Current Balance Sheet as reasonably adjusted since the date of the Current Balance Sheet in the ordinary course of business consistent with past practice. For purposes of this Agreement, the term "Receivables" means all receivables of Proler, including all trade account receivables arising from the provision of services or sale of inventory, notes receivable, and insurance proceeds receivable.

     3.22 LICENSES AND PERMITS. Proler possesses all material licenses and required governmental or official approvals, permits or authorizations (collectively, the "Permits") for its business and operations, including the operation of the Owned Properties and Leased Premises, which Permits are listed on Schedule 3.22. All such Permits are valid and in full force and effect, Proler is in material compliance with the requirements thereof, and no proceeding is pending or, to the Knowledge of Proler, threatened to revoke or amend any of them. Except as set forth on Schedule 3.22, none of such Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.23 ADEQUACY OF THE ASSETS; RELATIONSHIPS WITH CUSTOMERS AND SUPPLIERS; AFFILIATED TRANSACTIONS. The Assets, Owned Properties and Leased Premises constitute, in the aggregate, all of the assets and properties necessary for the conduct of the business of Proler in the manner in which and to the extent to which such business is currently being conducted. No current supplier to Proler of items essential to the conduct of its business will or, to the Knowledge of Proler, has threatened to terminate its respective business relationship with it for any reason. Proler does not have any direct or indirect interest in any customer, supplier or competitor of Proler, or in any person from whom or to whom Proler leases real or personal property. No manager or Member of Proler, nor any person related by blood or marriage to any such person, nor any entity in which any such person owns any beneficial interest, is a party to any Contract or transaction with Proler or has any interest in any property used by Proler.

     3.24 INTELLECTUAL PROPERTY. Proler has full legal right, title and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in the conduct of its business (the "Intellectual Property"). The conduct of the business of Proler as currently conducted, and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property, does not infringe or misappropriate any rights held or asserted by any Person, and no Person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or, to the Knowledge of Proler, threatened action for opposition, cancellation, declaration, infringement, or invalidity, unenforceability or misappropriation or like claim, action or proceeding.

     3.25 CONTRACTS. Schedule 3.25 sets forth a list of each Contract to which Proler is a party or by which its properties and assets are bound and which is material to its business, assets, properties or prospects (the "Designated Contracts"), true and correct copies of which have been made available to MTLM. The copy of each Designated Contract made available to MTLM is a true and complete copy of the document it purports to represent and reflects all amendments thereto made through the date of this Agreement.
Except as set forth on Schedule 3.25, Proler has not violated any of the material terms or conditions of any Designated Contract or any term or condition which would permit termination or material modification of any Designated Contract, and, to the knowledge of Proler, all of the covenants to be performed by any other party thereto have been fully performed and there are no asserted claims for breach or indemnification or notice of default or termination under any Designated Contract. Except as set forth on Schedule 3.25, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a material default by Proler under any Designated Contract, and, to the Knowledge of Proler, no such event has occurred which constitutes or would constitute a material default by any other party. Proler is not subject to any material liability or payment resulting from renegotiation of amounts paid to them under any Designated Contract. As used in this Section, Designated Contracts shall include, without limitation,
(a) loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any indebtedness or obligations to any other Person, or letters of intent or commitment letters with respect to same; (b) contracts obligating Proler to purchase or sell products or services; (c) leases of real property, and leases of personal property not cancelable without penalty on notice of 60 days or less or calling for payment of an annual gross rental exceeding $10,000.00; (d) distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor's services, or letters of intent with respect to same; (e) employment agreements, management service agreements, consulting agreements, confidentiality agreements, noncompetition agreements and any other agreements relating to any employee, Manager or Member of Proler; (f) licenses, assignments or transfers of trademarks, trade names, service marks, patents, copyrights, trade secrets or know how, or other agreements regarding proprietary rights or intellectual property; (g) any Contract relating to pending capital expenditures in excess of $10,000 by Proler; and (h) other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by Proler and not otherwise disclosed on the Schedules.

     3.26 CUSTOMER LISTS AND RECURRING REVENUE. At least two (2) business days prior to the Closing Date, Proler will make available to MTLM a true, correct and complete list of its 20 largest customers ("Material Customers") and suppliers together with the applicable percentage of total sales or purchases, as applicable. At least two (2) business days prior to the Closing Date, true, correct and complete copies of any agreements with such customers or suppliers which are anticipated to endure beyond the Closing will be furnished by the Members to MTLM. Other than Material Customers, no customer of Proler as of the date of this Agreement accounts for more than 1% of its combined annual revenue. At least two (2) business days prior to the Closing Date, Proler will make available to MTLM each Material Customer's name, address, account number, term of franchise or agreement, billing cycle, type of service and rates charged.

     3.27 BUSINESS LOCATIONS. As of the date hereof, Proler does not have any office or place of business other than as identified on Schedule 3.14(a) and all locations where the equipment, inventory, chattel paper and books and records of Proler are located as of the date hereof are fully identified on
Schedule 3.14(a).

     3.28 NAMES; PRIOR ACQUISITIONS. Proler has not changed its name or used any assumed or fictitious name, or been the surviving entity in a merger, acquired any business or changed its principal place of business or chief executive office, within the past 10 years.

     3.29 NO COMMISSIONS. Neither Proler nor the Members have incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated hereby.

     3.30 INVENTORY. All Assets that consist of inventory (including raw materials and work-in-progress): (i) were acquired in the ordinary course of business consistent with past practice; (ii) are of a quality, quantity, and condition useable or saleable in the ordinary course of business within Proler's normal inventory turnover experience; and (iii) are valued in
accordance with GAAP.   Proler does not have any material liability with
respect to the return or repurchase of any goods in the possession of any customer outside the ordinary course of business.

     3.31 IDENTIFICATION, ACQUISITION AND DISPOSITION OF ASSETS AND LIABILITIES. Schedule 3.31(a) sets forth a listing of all of the material depreciable and amortizable assets and properties (including real, personal and mixed) owned by Proler as of March 31, 1997.


     3.32 RESTRICTIONS. There are no non-competition, non-solicitation, confidentiality and other restrictive covenants to which Proler and/or any Member is a party or otherwise bound. There are no contracts or other conditions, circumstances, events or agreements which would in any way limit or restrict Proler from engaging in any business anywhere in the world.


                                  ARTICLE IV

                   CONDUCT OF BUSINESS PENDING THE CLOSING

     4.1 CONDUCT OF BUSINESS OF PROLER PENDING THE CLOSING. Except as set forth on Schedule 4.1, Proler covenants and agrees that, between the date of this Agreement and the Closing Date, the business of Proler shall be conducted only in, and Proler shall not take any action except in, the ordinary course of business, consistent with past practice and in material compliance with all rules, regulations and laws. Proler shall use commercially reasonable efforts to preserve intact its business organization, to keep available the services of its respective current Managers, employees and consultants, and to preserve and keep intact its present relationships with customers, suppliers and other persons with which it has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, or in the ordinary course of business, Proler shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of MTLM:

           (a) amend or otherwise change its articles of formation or Operating Agreement;

           (b) issue, sell, pledge, dispose of, encumber, or, authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any Membership Interests, or any options, warrants, convertible securities or other rights of any kind to acquire any Membership Interests, or any other ownership interest, of it, or, (ii) any of their respective assets, tangible or intangible, except in the ordinary course of business consistent with past practice;

           (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, Membership Interests, property or otherwise, with respect to any of its Membership Interests;

           (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its Membership Interests;

           (e) (i) acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership or other business organization or division thereof or any assets, or make any investment either by purchase of stock or securities, contributions of capital or property transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person, (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, or (iii) enter into any Contract other than in the ordinary course of business, consistent with past practice;

           (f) increase the compensation payable or to become payable to its respective Managers, or, except as presently bound to do, grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its respective Managers, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

           (g) sell, pledge or otherwise dispose of any asset or the stock of any subsidiary or take any other action other than in the ordinary course of business and in a manner consistent with past practice with respect to accounting policies or procedures;

           (h) pay, discharge or satisfy any existing claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of due and payable liabilities reflected or reserved against in its financial statements, as appropriate, or liabilities incurred after the date hereof in the ordinary course of business and consistent with past practice;

           (i) increase or decrease prices charged to its respective customers, except for previously announced price changes or except in the ordinary course of business, or take any other action which might reasonably result in any material increase in the loss of customers through non-renewal or termination of contracts or other causes; or

           (j) agree, in writing or otherwise, to take or authorize any of the foregoing actions or any action which would make any representation or warranty in Article III untrue or incorrect.

      4.2 CONDUCT OF BUSINESS OF MTLM PENDING THE CLOSING. MTLM covenants and agrees that, between the date of this Agreement and the Closing Date, the business of MTLM shall be conducted only in the ordinary and usual course, consistent with past practices, and MTLM will notify Proler of any material developments. Notwithstanding the foregoing, Proler acknowledges that the nature of the ordinary and usual course of MTLM's business includes acquisitions in the line of business in which MTLM is engaged and related businesses hereafter acquired. MTLM shall promptly provide Proler with a copy of any of MTLM's press releases. Furthermore, MTLM shall not declare a stock split, stock dividend or similar transaction. In addition, MTLM will use commercially reasonable efforts to preserve and keep intact its business organization, to keep available to MTLM the services of its current employees, including officers, and to preserve the goodwill of the customers, suppliers, creditors and others having business relations with MTLM.


                                  ARTICLE V

                            ADDITIONAL AGREEMENTS

      5.1 FURTHER ASSURANCES. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

      5.2 COMPLIANCE WITH COVENANTS. The Members shall cause Proler to comply with all of the respective covenants of Proler under this Agreement.

      5.3 COOPERATION. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or the rules of any exchange on which the MTLM Common Stock is listed (the Nasdaq Stock Market) in connection with the transactions contemplated by this Agreement and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.

      5.4 ACCESS TO INFORMATION. From the date hereof to the Closing Date, Proler and MTLM shall (and shall cause its respective directors, officers, employees, auditors, counsel and agents to) afford each other and their officers, employees, auditors, counsel and agents reasonable access at all reasonable times to its properties, offices, and other facilities, to its officers and employees and to all books and records, and shall furnish such persons with all financial, operating and other data and information as may be requested.

      5.5 NOTIFICATION OF CERTAIN MATTERS. The Members and MTLM shall give prompt notice to the other of the occurrence or non-occurrence of any event which would likely cause any representation or warranty contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied.

      5.6 TAX TREATMENT. Each party to this Agreement has sought and received its own advice as to the tax treatment of the transactions covered by this Agreement and is not relying on any representations of the other parties or their respective advisers with respect thereto. All parties hereto agree to fully and completely comply with the reporting requirements of the Internal Revenue Service.

      5.7 CONFIDENTIALITY; PUBLICITY. Before the Closing, none of the parties hereto shall make any public release of information regarding the matters contemplated herein except (i) that a joint press release in agreed form may be issued by the parties after the execution of this Agreement and the Closing,
(ii) that the parties may each continue their own communications with their respective employees, customers, suppliers, franchises, lenders, lessors, stockholders and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other parties or the prompt consummation of this Agreement, and (iii) as required by law.

      5.8 NO OTHER DISCUSSIONS. Prior to September 1, 1997, Proler shall not, nor shall it permit any of its subsidiaries or affiliates to, nor shall it authorize or permit any Manager, employee, investment banker, attorney or other advisor or representative of Proler or any of its subsidiaries to, (a) solicit, initiate or encourage the submission of any merger proposal with respect to Proler, (b) enter into any agreement with respect to any such proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any merger proposal with respect to Proler. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Manager of Proler or any of its subsidiaries or affiliates or any investment banker or other advisor to any representative of Proler, whether or not such person is purporting to act on behalf of Proler or otherwise, shall be deemed to be a breach of this Section by Proler. For this Agreement, "a merger proposal" means any proposal, other than a proposal by MTLM or any of its affiliates, for a merger or other business combination involving Proler or any proposal or offer, other than a proposal or offer by MTLM or any of its affiliates, to acquire in any manner, directly or indirectly, an equity interest in Proler, any securities of Proler or a substantial portion of the assets of Proler, taken as a whole.

      5.9 TRADING IN MTLM'S COMMON STOCK. Except as otherwise expressly consented to by MTLM, from the date of this Agreement until the Closing Date, none of Proler, nor the Members (nor any Affiliates thereof) will directly or indirectly purchase or sell (including short sales) any shares of the Common Stock of MTLM in any transactions effected on the Nasdaq Stock Market or otherwise.

      5.10 OTHER AGREEMENTS. Upon the Closing, each party hereto that is a signatory to any Exhibits (the "Other Agreements") agrees to execute and deliver such Other Agreements, as appropriate, to the other parties to such Other Agreements, and each party who is a married individual shall cause his spouse to execute all consents requested by MTLM to consummate the transactions set forth herein.

      5.11 HSR ACT COMPLIANCE. If required, Proler, the Members and MTLM will as promptly as practicable, but in no event later than 10 business days following the execution and delivery of this Agreement, file or cause to be filed with the United States Federal Trade Commission (the "FTC") and the United State Department of Justice (the "DOJ") the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information will be in substantial compliance with the requirements of the HSR Act. Each of MTLM, Proler and the Members will furnish to the others such necessary information and reasonable assistance as the others may request in connection with the preparation of any filing or submission which is necessary under the HSR Act. Each of Proler, the Members and MTLM will keep each other apprised of the status of any communications with, and inquiries or requests for additional information addressed to the entity that filed a notification and report form as an acquired or acquiring person from, the FTC or the DOJ and shall comply or cause its respective filing person to comply promptly with any such inquiry or request. Each of Proler, the Members and MTLM will use commercially reasonable efforts to obtain any clearance required under the HSR Act for the purchase and sale of the Purchased Securities.

      5.12 CORPORATE AUTHORITY. MTLM, Proler and the Members agree to use their respective best efforts to obtain the authorizations required for each to execute and deliver this Agreement and to perform each of their respective obligations hereunder and to consummate the transactions contemplated hereby.

      5.13 NO SOLICITATION OF EMPLOYEES. MTLM agrees that for the three-year period after the date of this Agreement, MTLM will not, and will cause its affiliates to not, directly or indirectly, (i) solicit for employment by any such person, its affiliates or anyone else, any employee or then currently active independent contractor of Proler or their affiliates, or any person who was an employee or then currently active independent contractor of Proler or its affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person (a) whose employment or independent contractor relationship was terminated by either of Proler or affiliate, or (b) who independently responded to a general solicitation for employment by MTLM or its affiliates; or (c) induce or attempt to induce, any employee or independent contractor of Proler or its affiliates, to terminate such employee's employment or independent contractor's active contractual relationship; provided, however, the foregoing shall not apply if the foregoing does not occur due to a breach of this Agreement by Proler or the Members.

      Proler agrees that for the three-year period after the date of this Agreement, Proler will not, and will cause its affiliates to not, directly or indirectly, (i) solicit for employment by any such person, its affiliates or anyone else, any employee or then currently active independent contract of MTLM or its affiliates, or any person who was an employee or then currently active independent contractor of MTLM or its affiliates, within the six-month period immediately preceding such solicitation of employment, other than such person
(a) whose employment or independent contractor relationship was terminated by MTLM or its affiliate, or (b) who independently responded to a general solicitation for employment by Proler, or (ii) induce or attempt to induce, any employee or independent contractor of MTLM or its affiliates, to terminate such employee's employment or independent contractor's active contractual relationship; provided, however, the foregoing shall not apply if the foregoing does not occur due to a breach of this Agreement by MTLM.


                                  ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF MTLM

      The obligations of MTLM hereunder shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by MTLM:

      6.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of the Members contained in this Agreement shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and
(ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. Proler and the Members shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Proler and the Members shall have delivered to MTLM a certificate, dated as of the Closing Date, duly signed (in the case of Proler by its Managers), stating that such representations and warranties are true and correct and that all such obligations have been performed and complied with.

      6.2 NO MATERIAL ADVERSE CHANGE OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, (i) there shall have been no Material Adverse Change or Effect to Proler, (ii) there shall have been no adverse federal, state or local legislative or regulatory change affecting in any material respect the services, products or business of Proler, and (iii) none of the properties and assets of Proler shall have been damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damages may have a Material Adverse Change or Effect thereon, and there shall have been delivered to MTLM a certificate to that effect, dated the Closing Date and signed by or on behalf of Proler.

      6.3 PROLER CERTIFICATE. The Members shall have delivered to MTLM (i) copies of the Articles of Formation, and Operating Agreement, of Proler as in effect immediately prior to the Closing Date and (ii) certificates of good standing of Proler issued by the State of Delaware and each other state in which Proler is qualified to do business as of a date not more than thirty days prior to the Closing Date, certified in each case as of the Closing Date by the Manager as being true and complete.


      6.4 OPINION OF COUNSEL. MTLM shall have received an opinion dated as of the Closing Date from counsel for Proler and the Members, in form and substance acceptable to MTLM, to the effect that:

          (a) Proler is validly existing and in good standing under the laws of its state of formation, and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (b) Proler has obtained all necessary authorizations and consents of its governing board to effect the transactions contemplated in this Agreement;

          (c) based solely on an inspection of the Operating Agreement of Proler, all issued and outstanding Membership Interests of Proler are owned as set forth on Schedule 3.5 hereto;

          (d) except as set forth in Schedule 3.12, such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which would result in any material adverse change in the properties or business or in the condition of Proler, or which questions the validity of this Agreement;

          (e) each of this Agreement and the Assignment of Membership Interests is a valid and binding obligation of each of Proler and the Members, as the case may be, and enforceable against each of them in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally; and

          (f) Proler possesses all Permits for its business and operations, including the operation of the Owned Properties and Leased Premises. All Permits are valid and in full force and effect, Proler is in material compliance with the requirements thereof, and no proceeding is pending or, to such counsel's actual knowledge, threatened to revoke or amend any of them. None of the Permits is or will be impaired or in any way affected by the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

      6.5 CONSENTS. MTLM shall have received written consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of Proler from any Person from whom such consent or waiver is required under any Designated Contract or instrument as of a date not more than ten days prior to the Closing Date, or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.

      6.6 GOVERNMENTAL APPROVALS. All consents, authorizations and approvals from, and all declarations, filings and registrations with any governmental authority required to consummate the transactions contemplated by this Agreement, including those set forth on Schedule 3.6, shall have been obtained or made without the imposition of any material conditions, and all applicable waiting periods, if any, under the HSR Act shall have expired or terminated.

      6.7 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any other transaction contemplated hereby, and which, in the judgment of MTLM, makes it inadvisable to proceed with the Agreement and other transactions contemplated hereby.

      6.8 OTHER CLOSING DELIVERIES.  At Closing, MTLM shall have received:

          (a) a current title policy insuring title to the real property owned or leased by each of Proler as set forth on Schedules 3.14 (a) which shows no Liens other than Liens disclosed on such Schedules 3.14(a), together with appropriate surveys and estoppel letters from the lessors of any leased real property;

          (b) each Other Agreement executed by Proler and/or the Members, as the case may be, who is a party thereto;

          (c) the books and records of Proler; and

          (d) all other previously undelivered agreements, certificates, documents, instruments or writings required to be delivered by Proler and/or the Members at or prior to the Closing pursuant to this Agreement or otherwise in connection herewith.


                                 ARTICLE VII

                        CONDITIONS TO THE OBLIGATIONS
                          OF PROLER AND THE MEMBERS

     The obligations of Proler and each of the Members shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Proler and the Members:

      7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES AND COMPLIANCE WITH OBLIGATIONS. The representations and warranties of MTLM contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. MTLM shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied in all material respects with at or prior to the Closing Date. MTLM shall have delivered to the Member's a certificate, dated as of the Closing Date, and signed by an executive officer, certifying that such representations and warranties are true and correct in all material respects and that all such obligations have been performed and complied with.

      7.2 MTLM PURCHASE PRICE. At the Closing, MTLM shall have delivered to the Members the purchase price described in Section 1.2 hereof.

      7.3 NO ADVERSE LITIGATION. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the Agreement or any of the transactions contemplated hereby, and which in the judgment of the Members makes it inadvisable to proceed with the Agreement or any other transaction contemplated hereby.

      7.4 OPINION OF COUNSEL. The Members shall have received an opinion dated as of the Closing Date from counsel for MTLM, in form and substance acceptable to the Members, to the effect that:

          (a) MTLM is a corporation validly existing and in good standing under the laws of the State of Delaware and is authorized to carry on the business now conducted by it and to own or lease the properties now owned or leased by it;

          (b) MTLM has obtained all necessary authorizations and consents of its Board of Directors to effect the transactions contemplated in this Agreement;

          (c) such counsel has no actual knowledge (without any independent investigation of any sort) of any litigation, proceeding or investigation pending or threatened which would result in any material adverse change in the properties or business or in the condition of MTLM, or which questions the validity of this Agreement; and

          (d) such counsel has no actual knowledge (without any independent investigation of any sort) that any event has occurred or state of facts exists which would constitute a breach of any of the representations or warranties made by MTLM pursuant to Article II of this Agreement.

          (e) each of this Agreement and the Purchase Notes is a valid and binding obligation of MTLM, and enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally.

      7.5 OTHER CLOSING DELIVERIES. At Closing, Proler and the Members shall have received each Other Agreement to which MTLM is a party, duly executed by MTLM.

      7.6 NO MATERIAL ADVERSE CHANGE OR EFFECT. MTLM shall not have suffered any Material Adverse Change or Effect .


                                 ARTICLE VIII

                               INDEMNIFICATION

      8.1 AGREEMENT BY THE MEMBERS TO INDEMNIFY. The Members agree to severally indemnify, defend and hold MTLM harmless (with each Member's liability to MTLM being equal to such Member's proportionate holdings of the Purchased Securities, of any Indemnifiable Damages, subject to the limitations set forth in Section 8.1(e) below) from and against the aggregate of all Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Indemnifiable Damages" means, without duplication, the aggregate of all actual expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) incurred or suffered by MTLM, on a pre-tax consolidated basis to the extent (i) resulting from any breach or inaccuracy of a representation or warranty made by Proler or the Members in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by Proler or the Members pursuant to this Agreement, (iii) resulting from any inaccuracy in any certificate or environmental report delivered by Proler or any Members pursuant to this Agreement, or (iv) resulting from, arising out of, relating to, in the nature of, or caused by any liability or Proler (x) for any Taxes of Proler with respect to any tax year or portion thereof ending on or before the Closing Date to the extent such Taxes are not reflected in the reserve for tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) shown on the face of the Current Balance Sheet (rather than any notes thereto), and (y) for the unpaid Taxes of any Person (other than Proler) as a transferee or successor, by contract, or otherwise.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, MTLM shall have the right to be put in the same pre-tax consolidated financial position as MTLM would have been in had each of the representations and warranties of the Members hereunder been true and correct and had the covenants and agreements of Proler and the Members hereunder been performed in full.

          (c) Each of the representations and warranties made by the Members in this Agreement or pursuant hereto shall survive for a period of 12 months after the Closing Date except as follows: (i) the representations and warranties of the Members contained in Section 3.19, to the extent relating to tax attributes or liabilities with respect to Taxes of Proler, shall expire at the time the period of limitations (including any extensions thereof pursuant to the delivery of waivers (agreed to by the Members) of the applicable period of limitations) expires for the assessment by the taxing authority of additional Taxes with respect to which the representations and warranties relate; (ii) the representations and warranties of the Members contained in Sections 3.13 and 3.18 shall survive for a period of 24 months after the Closing Date; and (iii) the representations and warranties of the Members contained in Sections 3.1, 3.2, 3.3, 3.4, and 3.5 shall not expire, but shall continue indefinitely. No claim for the recovery of Indemnifiable Damages may be asserted by MTLM against the Members after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

          (d) If MTLM believes it is entitled to a claim for any Indemnifiable Damages hereunder, MTLM shall promptly give written notice to the Members of such claim and the amount or the estimated amount of such claim, and the basis for such claim. If the Members do not pay the amount of the claim for Indemnifiable Damages to MTLM within 10 days, then MTLM may exercise its respective rights under Section 8.4.

          (e) Notwithstanding anything to the contrary contained in this
      Section 8.1, the Members' liability for Indemnifiable Damages shall be limited as follows:

              (i) MTLM shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by MTLM exceed an aggregate of $50,000, in which event the Members shall be liable for only such Indemnifiable Damages in excess of $50,000; provided, however, that the $50,000 deductible provided above shall not be applicable for any Indemnifiable Damages relating to Taxes; and

              (ii) the total amount of Indemnifiable Damages for which the Members shall be liable to MTLM shall not exceed the principal and interest due on the Purchase Notes.

          (f) The remedies set forth in this Section 8.1 shall be the exclusive remedies of MTLM under this Agreement.

      8.2 AGREEMENT BY MTLM TO INDEMNIFY. MTLM agrees to indemnify, defend and hold the Members harmless from and against the aggregate of all Indemnifiable Damages (as defined below).

          (a) For purposes of this Agreement, "Members Indemnifiable Damages" means, without duplication, the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, reasonable related counsel and paralegal fees and expenses) incurred or suffered by the Members, on a pre-tax consolidated basis, to the extent
      (i) resulting from any breach of a representation or warranty made by MTLM in or pursuant to this Agreement, (ii) resulting from any breach of the covenants or agreements made by MTLM in or pursuant to this Agreement, or (iii) resulting from any inaccuracy in any certificate delivered by MTLM pursuant to this Agreement.

          (b) Without limiting the generality of the foregoing, with respect to the measurement of Members Indemnifiable Damages, the Members have the right to be put in the same pre-tax consolidated financial position as he, she or it would have been in had each of the representations and warranties of MTLM hereunder been true and correct and had the covenants and agreements of MTLM hereunder been performed in full.

          (c) Each of the representations and warranties made by MTLM in this Agreement or pursuant hereto shall survive for a period of one year after the Closing Date, notwithstanding any investigation at any time made by or on behalf of the Members, and upon expiration of such one year period, such representations and warranties shall expire, except for the representations contained in Sections 2.1, 2.2, 2.3 and 2.4 shall not expire, but shall continue indefinitely. No claim for the recovery of Members Indemnifiable Damages may be asserted by the Members against MTLM after such representations and warranties shall thus expire, provided, however, that claims for Indemnifiable Damages first asserted within the applicable period shall not thereafter be barred. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.

          (d) In the event that the Members believe they are entitled to a claim for any Indemnifiable Damages hereunder, the Members shall promptly give written notice to MTLM of such claim and the amount or the estimated amount of such claim, and the basis for such claim.

          (e) Notwithstanding anything to the contrary contained in this
      Section 8.2, the Members shall have no claim for Indemnifiable Damages unless and until all Indemnifiable Damages incurred by the Members shall exceed an aggregate of $50,000, in which event MTLM shall be liable for only such Indemnifiable Damages in excess of $50,000.

          (f) The remedies set forth in this Section 8.2 shall be the exclusive remedies of the Members under this Agreement.

      8.3 CONDITIONS OF INDEMNIFICATION. The obligations and liabilities of the Members and MTLM hereunder with respect to their respective indemnities pursuant to this Article VIII resulting from any claim or other assertion of liabilities by third parties (hereinafter called collectively "Claims"), shall be subject to the following terms and conditions:

          (a) the party seeking indemnification (the "Indemnified Party") must give the other party or parties, as the case may be (the "Indemnifying Party"), notice of any such Claim 10 business days after the Indemnified Party receives notice thereof;

          (b) the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such Claim; provided, however, if a Claim is made against MTLM, then MTLM shall have the right to control the defense of the Claim;

          (c) if the Indemnifying Party shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such Claim at any time prior to settlement, compromise or final determination thereof);

          (d) anything in this Section 8.3 to the contrary notwithstanding,
      (A) the Indemnified Party shall have the right, at its own cost and expense, to have its own counsel to protect its own interests and participate in the defense, compromise or settlement of the Claim, (B) the Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any Claim or consent to entry of any judgement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim, and (C) the Indemnified Party, by counsel or other representatives of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such Claim, and the Indemnifying Party and the Indemnified Party and their respective counsel shall cooperate with respect to such Claim.


      8.4 RIGHTS OF SETOFF TO SECURE THE MEMBERS' INDEMNIFICATION OBLIGATION. As security for the agreement by the Members to indemnify and hold MTLM harmless as described in Section 8.1, at the Closing, MTLM may set off against the Purchase Notes any Indemnifiable Damages for which the Members may be responsible pursuant to this Agreement), subject, however, to the following terms and conditions:

          (a) MTLM shall give written notice to the Members of any claim for Indemnifiable Damages hereunder, which notice shall set forth (i) the amount of Indemnifiable Damages or other loss, damage, cost or expense which MTLM claims to have sustained by reason thereof, and (ii) the basis of such claim;

          (b) Such set off shall be effected on the later to occur of the expiration of 10 business days from the date of such notice (the "Notice of Contest Period") or, if such claim is contested, the date the dispute is resolved, and such set off shall be charged proportionally against the Purchase Notes;

          (c) If, prior to the expiration of the Notice of Contest Period, the Members shall notify MTLM in writing of an intention to dispute the claim and if such dispute is not resolved within 30 days after expiration of such period (the "Resolution Period"), then such dispute shall be resolved by a committee of three arbitrators (one appointed by the Members, one appointed by MTLM and one appointed by the two arbitrators so appointed), which shall be appointed within 30 days after the expiration of the Resolution Period. The arbitrators shall abide by the rules of the American Arbitration Association and their decision shall be made within 45 days of being appointed and shall be final and binding on all parties;

      8.5 TERMINATION OF AGREEMENT OF MEMBERS TO INDEMNIFY. Notwithstanding the provisions of Section 8.1, the obligation of the Members to indemnify MTLM shall terminate if at any time after the Closing Date T. Benjamin Jennings for any reason is not the Chairman of the Board of MTLM or Gerard Jacobs for any reason is not the Chief Executive Officer of MTLM.


                                  ARTICLE IX

                                 DEFINITIONS

      9.1 DEFINED TERMS. As used herein, the following terms shall have the following meanings:

          "Aboveground Storage Tanks" defined in Section 3.13 (h).

          "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

          "Asbestos" or "Asbestos-containing material" defined in Section 3.13
      (j).

          "Assets" defined in Section 3.15 (a).

          "CERCLA" defined in Section 3.13 (e).

          "Claims" defined in Section 8.3.

          "Closing" defined in Section 1.3.

          "Code" defined in Section 3.18 (b).

          "Common Stock" means shares of MTLM's common stock, $.01 par value.

          "Contract" means any indenture, lease, sublease, license, loan agreement, mortgage, note, indenture, restriction, will, trust, commitment, obligation or other contract, agreement or instrument, whether written or oral.

          "Current Balance Sheet" defined in Section 3.9.

          "Designated Contracts" defined in Section 3.25.

          "Discharge" defined in Section 3.13 (f).

          "Employee Benefit Plans" defined in Section 3.18 (a).

          "Environmental Assessment" defined in Section 5.9.

          "Environmental, Health and Safety Laws" defined in Section 3.13 (k).

          "EPCRA" defined in Section 3.13 (e).

          "ERISA" defined in Section 3.18 (a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "FIFRA" defined in Section 3.13 (e).

          "Financial Statements" defined in Section 3.9.

          "Fixed Assets" defined in Section 3.15 (b).

          "GAAP" means generally accepted accounting principles in effect in the United States of America for the period indicated.

           "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Substances" defined in Section 3.13 (e).

          "Immigration Act" defined in Section 3.16 (c).

          "Indemnifiable Damages" defined in Section 8.1 (a).

          "Indemnified Party" defined in Section 8.3 (a).

          "Insurance Policies" defined in Section 3.20.

          "Intellectual Property" defined in Section 3.24.

          "Knowledge" means (a) in the case of an individual, actual, conscious knowledge of information by such individual or (b) in the case of a corporation, limited liability company or similar entity, actual, conscious knowledge by a current officer or key employee thereof who devotes substantive attention to matters of such nature in the ordinary course of his employment with such corporation, limited liability company or other entity.

          "Leased Premises" defined in Section 3.14 (b).

          "Leases" defined in Section 3.14 (b).

          "Licenses" defined in Section 3.13 (b).

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform
      Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

          "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

          "Material Customers" defined in Section 3.26.

          "Members" defined in the introductory paragraph of this Agreement.

          "Members Indemnifiable Damages" defined in Section 8.2(a).

          "MPPA Plan" defined in Section 3.18 (d).

          "Other Agreements" defined in Section 5.12.

          "OSHA" defined in Section 3.13 (e).

          "Owned Properties" defined in Section 3.14 (a).

          "Permits" defined in Section 3.22.

          "Person" means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

          "PBGC" defined in Section 3.18 (f).

          "RCRA" defined in Section 3.13 (e).

          "Receivables" defined in Section 3.21.

          "Register", "registered" and "registration" refer to a registration of the offering and sale of securities effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement.

          "Release" defined in Section 3.13 (f).

          "SEC" means the Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Tax Return" means any federal, state or local tax return, filing or information statement required to be filed in connection with or with respect to any Taxes; and

          "Taxes" means all taxes, fees or other assessments, including, but not limited to, income, excise, property, sales, franchise, intangible, withholding, social security and unemployment taxes imposed by any federal, state, local or foreign governmental agency, and any interest or penalties related thereto.

          "Underground Storage Tanks" defined in Section 3.13 (h).

          "Waste" defined in Section 3.13 (e).

      9.2 OTHER DEFINITIONAL PROVISIONS.

          (a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

          (c) As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                  ARTICLE X

                      TERMINATION, AMENDMENT AND WAIVER


      10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

           (a) at any time prior to the Closing Date, by mutual written consent of MTLM and a majority of the Members at any time prior to the Closing;

           (b) at any time prior to the Closing Date, by MTLM in the event of a material breach by Proler or the Members of any provision of this Agreement;

           (c) at any time prior to the Closing Date, by a majority of the Members in the event of a material breach by MTLM of any provision of this Agreement;

           (d) at any time prior to the Closing Date, by any of MTLM or the Members if the Closing shall not have occurred by November 1, 1997; provided, however, that neither MTLM, nor the Members shall be entitled to terminate this Agreement pursuant to this Section 10.1(d), if such party's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

      10.2 EFFECT OF TERMINATION. Except as provided in Article VI, in the event of termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.


                                  ARTICLE XI

                              GENERAL PROVISIONS

      11.1 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage prepaid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

     (a)  IF TO MTLM TO:

          Metal Management, Inc.
          500 N. Dearborn Street
          Suite 405
          Chicago, Illinois 60610
          Attn:  Gerard M. Jacobs
          Telecopy No.:  (312) 645-0714

          WITH A COPY TO:

          Vinson & Elkins, L.L.P.
          1001 Fannin Street
          Houston, Texas  77002
          Attn:  Robert H. Whilden, Jr.
          Telecopy No.:  (713) 758-2346

     (b)  IF TO PROLER OR THE MEMBERS TO:

          Proler Steelworks L.L.C.
          P.O. Box 53028
          Houston, Texas  77052
          Attn:  William T. Proler
          Telecopy No.:  (713) 671-9292

          WITH A COPY TO:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          1900 Pennzoil Place - South Tower
          711 Louisiana Street
          Houston, Texas  77002
          Attn:  Randall K. Howard
          Telecopy No.:  (713) 236-0822

     11.2 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules attached hereto), the other documents delivered at the Closing pursuant hereto, and the Confidentiality Agreement between the parties dated March 18, 1997, as amended, contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The Exhibits and Schedules constitute a part hereof as though set forth in full above.

     11.3 EXPENSES. Except as otherwise provided herein, MTLM shall pay its own fees and expenses, including its own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby, and the Members shall pay all reasonable fees and expenses, including counsel fees for one law firm to jointly represent Proler and the Members, incurred by Proler and the Members in connection with this Agreement or any transaction contemplated hereby; provided, however, all filing fees in connection with the HSR Act shall be paid by MTLM.

     11.4 AMENDMENT; WAIVER. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. Except as otherwise provided herein, the rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     11.5 BINDING EFFECT; ASSIGNMENT. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the Members without the prior written consent of MTLM or by MTLM without the prior written consent of a majority of the Members.

     11.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

     11.7 INTERPRETATION. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Time shall be of the essence in this Agreement.

     11.8 GOVERNING LAW; INTERPRETATION. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.

     11.9 ARM'S LENGTH NEGOTIATIONS. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                            METAL MANAGEMENT, INC.


                                            By: _________________________
                                                 Gerard M. Jacobs
                                                 President

                                            PROLER STEELWORKS L.L.C.


                                            By: _________________________
                                                 William T. Proler
                                                 Manager


                                            _____________________________
                                            William T. Proler


                                            _____________________________
                                            Ronald J. Proler


                                            _____________________________
                                            David W. Sonnier


                                            _____________________________
                                            Joel D. Helton


                                            _____________________________
                                            Thomas O. Whitman

                              INDEX OF SCHEDULES


       Schedule 3.1      Jurisdictions in which Qualified to do Business
       Schedule 3.4      Capitalization
       Schedule 3.5      Members of Proler
       Schedule 3.6      Violations; Conflicts; etc.
       Schedule 3.8      Subsidiaries
       Schedule 3.10     Changes since the Current Balance Sheet Date
       Schedule 3.11     Liabilities
       Schedule 3.12     Litigation
       Schedule 3.13     Environmental Matters
       Schedule 3.14(a)  Owned Real Estate
       Schedule 3.14(b)  Leases
       Schedule 3.15     Title to and Condition of Assets
       Schedule 3.16     Compliance with Laws
       Schedule 3.17     Labor and Employment Matters
       Schedule 3.18     Employee Benefit Plans
       Schedule 3.20     Insurance
       Schedule 3.22     Licenses and Permits
       Schedule 3.25     Contracts
       Schedule 3.31(a)  Asset Update Schedule
       Schedule 4.1      Conduct of Business Pending Closing

                              INDEX OF EXHIBITS


          Exhibit A         Form of Purchase Notes
          Exhibit B         Purchase Price Allocation Schedule